Exhibit 99(i)

[LETTERHEAD]

April 28, 2010

Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Transamerica Series Trust (the “Fund”)
Offering of Shares of Beneficial Interest
Post-Effective Amendment No. 91
File Nos.: 033-00507 and 811-04419

Gentlemen:

          In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for the Fund and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund.

          I have examined the Fund’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ Dennis P. Gallagher

Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary